SCHEDULE 13G

                                 (Rule 13d-102)

    Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
         (c) and (d)and Amendments Thereto Filed Pursuant to Rule 13d-2

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. N/A )*

                                 Talk City, Inc.
                                 --------------

                                (Name of Issuer)

                   Common Stock, par value of $.001 per share
                   ------------------------------------------
                         (Title of Class of Securities)

                                   874263 106
                                  ------------
                                 (CUSIP Number)

                                  July 19, 1999
                                  -------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
CUSIP No. 874263 106                                             Page 2 of 13
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                  Cox Interactive Media, Inc.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Intructions)                                      (a)  [ ]
                                                             (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                  Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                                       -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                                        1,250,000
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                                        -0-
                  --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
                                                  1,250,000
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  1,250,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)                                             [  ]
                                                  Not Applicable
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                  5.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)
                                                  CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13G
CUSIP No. 874263 106                                             Page 3 of 13
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                  Cox Enterprises, Inc.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Intructions)                                      (a)  [ ]
                                                             (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                  Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                                       -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                                        1,250,000
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                                        -0-
                  --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
                                                  1,250,000
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  1,250,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)                                             [  ]
                                                  Not Applicable
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                  5.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)
                                                  CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13G
CUSIP No. 874263 106                                             Page 4 of 13
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                  Barbara Cox Anthony
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Intructions)                                      (a)  [ ]
                                                             (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                  U.S.A.
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                                       -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                                        1,250,000
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                                        -0-
                  --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
                                                  1,250,000
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  1,250,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)                                             [  ]
                                                  Not Applicable
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                  5.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)
                                                 IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G
CUSIP No. 874263 106                                             Page 5 of 13
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                  Anne Cox Chambers
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Intructions)                                      (a)  [ ]
                                                             (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                  U.S.A.
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                                       -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                                        1,250,000
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                                        -0-
                  --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
                                                  1,250,000
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  1,250,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)                                             [  ]
                                                  Not Applicable
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                  5.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)
                                                  IN
--------------------------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1(a).     Name of Issuer:

     The name of the issuer is Talk City, Inc., a Delaware corporation (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Issuer's principal executive offices are located at 307 Orchard City Drive, Suite 350, Campbell, California 95008.

Item 2(a).     Name of Person Filing:

     This report is being filed jointly by Cox Interactive Media, Inc. ("CIM"), Cox Enterprises, Inc. ("CEI"), Barbara Cox Anthony and Anne Cox Chambers.

     CIM is a wholly owned subsidiary of CEI. There are 607,714,719 shares of common stock of CEI outstanding, with respect to which: (i) Barbara Cox Anthony, as trustee of the Anne Cox Chambers Atlanta Trust, exercises beneficial ownership over 174,949,266 shares (28.8%); (ii) Anne Cox Chambers, as trustee of the Barbara Cox Anthony Atlanta Trust, exercises beneficial ownership over 174,949,266 shares (28.8%); (iii) Barbara Cox Anthony, Anne Cox Chambers and Richard L. Braunstein, as trustees of the Dayton Cox Trust A, exercise beneficial ownership over 248,237,055 shares (40.8%); and (iv) 271 individuals and trusts exercise beneficial ownership over the remaining 9,579,132 shares (1.6%). Thus, Barbara Cox Anthony and Anne Cox Chambers, who are sisters, together exercise beneficial ownership over 598,135,587 shares (98.4%) of the common stock of CEI. In addition, Garner Anthony, the husband of Barbara Cox Anthony, holds beneficially and of record 43,734 shares of common stock of CEI. Barbara Cox Anthony disclaims beneficial ownership of such shares. Therefore, each of CEI, Anne Cox Chambers and Barbara Cox Anthony may also be deemed to be beneficial owners of the securities reported herein.

Item 2(b).     Address of Principal Business Office or, if None, Residence

     The principal office and business address of each of CIM and CEI is 1400 Lake Hearn Drive, N.E., Atlanta Georgia 30319. The principal residence address of Mrs. Chambers is 426 West Paces Ferry Road, N.W., Atlanta, Georgia 30305, and the principal residence address of Mrs. Anthony is 3944 Noela Place, Honolulu, Hawaii 96815.

Item 2(c).     Citizenship:

     CIM and CEI are both incorporated in Delaware. Mrs. Chambers and Mrs. Anthony are both U.S. citizens.

Item 2(d).     Title of Class of Securities

     Common Stock, par value $.001 per share

Item 2(e).     CUSIP Number:

     874263 106

Item 3. If this statement is filed pursuant to Rule 13(d)-1(b), or 13(d)-2(b), or (c), check whether the person filing is a: N/A

(a)  [ ]  Broker or dealer registered under Section 15 of the Exchange Act.

(b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act.

(e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13(d)-1(c), check this box. [X]

Item 4.        Ownership.

(a)       Amount beneficially owned:  1,250,000.

(b)       Percent of class:  5.2.

(c)       Number of shares as to which the person has:

(i)       Sole power to vote or to direct the vote  -0-.

(ii)      Shared power to dispose or direct the disposition of  1,250,000.

(iii)     Sole power to dispose or to direct the disposition of  -0-.

(iv)      Shared power to dispose or to direct the disposition of  1,250,000.

Item 5.   Ownership of Five Percent or Less of a Class.

          N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported

          N/A

Item 8.   Identification and Classification of Members of the Group.

          N/A

Item 9.   Notice of Dissolution Group.

          N/A

Item. 10. Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
















            Attention Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        COX INTERACTIVE MEDIA, INC.

                                        By:  /s/ Andrew A. Merdek  July 22, 1999
                                             --------------------  -------------
                                             Andrew A. Merdek         Date
                                             Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        COX ENTERPRISES, INC.

                                        By:  /s/ Andrew A. Merdek  July 22, 1999
                                             --------------------  -------------
                                             Andrew A. Merdek         Date
                                             Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        /s/ Barbara Cox Anthony   July 22, 1999
                                        --------------------      -------------
                                        Barbara Cox Anthony           Date

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        /s/ Anne Cox Chambers    July 22, 1999
                                        ---------------------    -------------
                                        Anne Cox Chambers             Date

                                   Exhibit 1

                             Joint Filing Agreement
                             -----------------------

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Talk City, Inc., and that this Joint Filing Agreement be included as an Exhibit to such joint filing.

     This Joint Filing Agreement may be executed in one or more counterparts, and each such counterpart shall be an original but all of which, taken together, shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 22nd day of July, 1999.


                                   COX INTERACTIVE MEDIA, INC.

                                   By:       /s/ Andrew A. Merdek
                                   Name:     Andrew A. Merdek
                                   Title:    Secretary


                                   COX ENTERPRISES, INC.

                                   By:       /s/ Andrew A. Merdek
                                   Name:     Andrew A. Merdek
                                   Title:    Secretary


                                   /s/ Anne Cox Chambers
                                   ----------------------
                                   Anne Cox Chambers


                                   /s/ Barbara Cox Anthony
                                   ------------------------
                                   Barbara Cox Anthony